                                                                     EXHIBIT 2.2


                            STOCKHOLDERS AGREEMENT

          AGREEMENT (this "Agreement"), dated as of August 5, 1996, by and among J.C. Penney Company, Inc., a Delaware corporation ("Purchaser"), Beta Acquisition Corp., a New York corporation and a direct wholly owned subsidiary of Parent ("Sub"), Henry A. Panasci, Jr. and David H. Panasci (each of Henry A. Panasci, Jr. and David H. Panasci and such other stockholders being referred to herein individually as a "Stockholder" and collectively as the "Stockholders").

                              W I T N E S S E T H
                              -------------------

          WHEREAS, concurrently with the execution of this Agreement, Purchaser, Sub and Fay's Incorporated, a New York corporation (the "Company"), have entered into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement") pursuant to which Sub will be merged with and into the Company (the "Merger");

          WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Purchaser has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

          NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

     1. Certain Definitions. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:

          (a) "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities
(as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of
Section 13(d) of the Exchange Act.

          (b) "Company Common Stock" shall mean the common stock, $0.10 par value per share, of the Company.

          (c) "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

     2. Voting of Company Common Stock. Each Stockholder hereby agrees that during the period commencing on the date hereof and continuing until the first to occur of (a) the Effective Time or (b) termination of this Agreement in accordance with its terms, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, such Stockholder shall vote (or cause to be voted) all shares of Company Common Stock held of record or Beneficially Owned by such Stockholder (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval and adoption of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; and (iii) except as otherwise agreed to in writing in advance by Purchaser, against the following actions (other than the Merger and the transactions contemplated by this Agreement and the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or any of its Subsidiaries; (B) any sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries, or a reorganization, restructuring, recapitalization, special dividend, dissolution or liquidation of the Company or its Subsidiaries; or
(C)(1) any change in a majority of the persons who constitute the board of directors of the Company; (2) any change in the present capitalization of the Company or any of its Subsidiaries; (3) any amendment of the Company's Restated Certificate of Incorporation or By-laws; (4) any other change in the Company's corporate structure or business; or (5) any other action which, in the case of each of the matters referred to in clauses (C)(1), (2), (3) or (4), is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger or the transactions contemplated by this Agreement and the Merger Agreement. Each Stockholder agrees that such Stockholder shall not enter into any agreement or understanding with any person or entity the effect of which would be inconsistent or violative of the provisions and agreements contained in this Section 2.
                                            ---------

     3. Stockholder Covenant. For a period of (a) 60 days following termination of the Merger Agreement pursuant to Section 7.1(b)(iii) thereof,
                                                -------------------
provided that such period shall be extended to an aggregate of six months (including the initial 60 days) if within the initial 60 day period a public announcement is made regarding an Acquisition Proposal, (b) six months following termination of the Merger Agreement pursuant to Section 7.1(b)(iv) thereof, and
                                                ------------------
(c) 60 days following termination of the Merger Agreement pursuant to Section
                                                                      -------
7.1(c)(iii), provided that such period shall be extended to an aggregate of six
- -----------
months (including the initial 60 days) if within the initial 60 day period a public announcement is made regarding an Acquisition Proposal, each Stockholder agrees that such stockholder shall not enter into, execute, or be a party to any agreement or understanding, written or otherwise, with any Person whereby such Stockholder (x) grants or otherwise gives to such Person an option or right to purchase or acquire any or all of the shares of Company Common Stock held of record or Beneficially Owned by such Stockholder other than sales made in open market transactions; (y) agrees or covenants to vote or to grant a proxy to vote any or all of the shares of Company common Stock held of record or Beneficially Owned by such

Stockholder, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock; or (z) agrees or covenants to tender any or all of the shares of Company Common Stock held of record or Beneficially Owned by such Stockholder into any tender offer or exchange offer relating to the Company Common Stock.

     4. Covenants, Representations and Warranties of Stockholder. Each Stockholder hereby represents and warrants to, and agrees with, Purchaser and Sub as follows:

          (a) Ownership of Shares. Such Stockholder is the Beneficial Owner of the number of shares of Company Common Stock indicated beside such Stockholder's name on Schedule 1 hereto (such shares, with respect to each
                           ----------
     Stockholder, being referred to herein as such Stockholder's "Existing Shares"). Except as specified on Schedule 1 hereto, all of such
                                      ----------
     Stockholder's Existing Shares are owned of record by such Stockholder. Such Stockholder's Existing Shares constitute all shares of Company Common Stock owned of record or Beneficially Owned by such Stockholder. Except as specified on Schedule 1 hereto, each Stockholder has sole voting power and
                  ----------
     sole power to issue instructions with respect to the matters set forth in
     Section 2 hereof, sole power of disposition, sole power of conversion, sole
     ---------
     power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to such Stockholder's Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement and applicable fiduciary obligations.

          (b) Authorization. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement enforceable against such Stockholder in accordance with its terms except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c) No Conflicts. No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby or compliance by such Stockholder with any of the provisions hereof shall (i) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of its properties or assets may be bound or (ii) violate any order, writ, injunction, decree, judgement, statute, rule or regulation applicable to such Stockholder or any of its properties or assets.

     (d) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

     (e) No Solicitation. Such Stockholder shall not, and shall cause its Affiliates and investment bankers, attorneys, accountants and other agents and representatives of such Stockholder and such Affiliates (such Affiliates, investment bankers, attorneys, accountants, agents and representatives of any Person are hereinafter collectively referred to as the "Representatives" of such Person) not to, directly or indirectly (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal or any inquiry with respect thereto, or (ii) in the event of an unsolicited Acquisition Proposal, engage in negotiations or discussions with, or provide any information or data to, any Person (other than Purchaser, any of its Affiliates or representatives) relating to any Acquisition Proposal. Such Stockholder shall notify Purchaser and Sub orally and in writing of any such offers, proposals, or inquiries relating to the purchase or acquisition by any Person of any shares of Company Common Stock held of record or Beneficially Owned by such Stockholder (including, without limitation, the terms and conditions thereof and the identity of the Person making it), within 24 hours of the receipt thereof. Such Stockholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any parties conducted heretofore with respect to any Acquisition Proposal, other than discussions or negotiations with Purchaser and its Affiliates. Notwithstanding the restrictions set forth in this Section 4(e),
                                                                   ------------
any Person who is an officer or director of the Company may exercise his fiduciary duties in his capacity as a director or officer of the Company consistent with the terms of the Merger Agreement.

     (f) Restriction on Transfer, Proxies and Non-Interference. Except as applicable in connection with the transactions contemplated by the Merger Agreement, the Stockholder shall not, directly or indirectly: (i) offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any shares of Company Common Stock held of record or Beneficially Owned by such Stockholder or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney with respect to any shares of Company Common Stock held of record or Beneficially Owned by such Stockholder, deposit into a voting trust or enter any such shares into a voting agreement with respect to any such shares; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or would result in a breach by such Stockholder of their obligations under this Agreement or a breach by the Company of its obligations under the Merger Agreement.

          (g) Reliance by Purchaser. Such Stockholder understands and acknowledges that Purchaser is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement.

          (h) Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     5. Representations and Warranties of Purchaser and Sub. Purchaser and Sub hereby represent and warrant to Stockholder as follows:

          (a) Organization. Each of Purchaser and Sub is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power or other power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery by Purchaser and Sub of this Agreement and the performance by Purchaser and Sub of their respective obligations hereunder have been duly and validly authorized by the Board of Directors of Purchaser and Sub, respectively, and no other corporate proceedings on the part of Purchaser or Sub are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

          (b) Corporate Authorization. This Agreement has been duly and validly executed and delivered by Purchaser and Sub and constitutes a valid and binding agreement of each of Purchaser and Sub enforceable against each of Purchaser and Sub in accordance with its terms except to the extent (i) such enforcement may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

          (c) No Conflicts. No filing with, and no permit, authorization, consent or approval of any state or federal public body or authority is necessary for the execution of this Agreement by Purchaser or Sub and the consummation by Purchaser or Sub of the transactions contemplated hereby, and none of the execution and delivery of this Agreement by Purchaser or Sub, the consummation by Purchaser or Sub of the transactions contemplated hereby compliance by Purchaser or Sub with any of the provisions hereof shall (i) conflict with or result in any breach of the certificate of incorporation or by-laws of Purchaser or Sub, (ii) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which Purchaser or Sub is a party or by which Purchaser or Sub or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, judgment, statute, rule or regulation applicable to Purchaser or Sub or any of their respective properties or assets.

     6. Stop Transfer; Legend. Except as otherwise provided in this Agreement, each Stockholder agrees with, and covenants to, Purchaser and Sub that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing shares of Company Common Stock held or record or beneficially by such Stockholder. Each Stockholder agrees that the provisions of this Agreement shall apply with respect to such Stockholder's Existing Shares and also with respect to any other shares of Company Common Stock that at any time during the term of this Agreement are held of record or Beneficially Owned by such Stockholder.

     7. Termination. Except as otherwise provided herein, the covenants and agreements contained herein shall terminate upon the earlier of (i) the consummation of the Merger and (ii) the termination of the Merger Agreement in accordance with its terms, except that the covenant and agreement set forth in
Section 3 hereof shall survive for the periods following such termination
- ---------
specified in such Section.
                  -------

     8. Fiduciary Obligations. Notwithstanding any provision of this Agreement to the contrary, with respect to any shares of Company Common Stock held of record or Beneficially Owned by any Stockholder in a fiduciary capacity and specified on Schedule 1 hereof as being covered by this provision, the
                 ----------
obligations of such Stockholder under this Agreement relating to such shares shall be subject to any fiduciary obligation under applicable law. Further, notwithstanding anything herein to the contrary, no other shares held of record or Beneficially Owned by any Stockholder in a fiduciary capacity are so exempted from the obligations of such Stockholder hereunder.

     9. Permitted Transfers. Notwithstanding any provision in this Agreement to the contrary; (a) the Stockholders shall be free to donate an aggregate of up to 50,000 shares Beneficially Owned by such Stockholders to any bona fide tax-exempt charitable organization free of the conditions of this Agreement, (b) each Stockholder shall be free to transfer his shares by gift or sale to a member of such Stockholder's family; provided, that such family member shall first agree in writing to be bound by all of the terms and subject to all of the conditions of this Agreement, and (c) Purchaser may, in its sole discretion, permit a transfer of shares in any other circumstances, upon the written request of a Stockholder.

10.    Miscellaneous.

       (a) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, except for the Confidentiality Agreements dated April 22, and July 10, 1996, between Purchaser and the Company.

       (b) Binding Agreement. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to all shares of Company Common Stock held of record or Beneficially Owned by such Stockholder and shall be binding upon any person or entity to which legal or Beneficial Ownership of such shares shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, distributees, guardians, administrators, executors, legal representatives, or successors or other transferees (for value or otherwise) and any other successors in interest.

       (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party, provided that Purchaser may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Purchaser, but no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

       (d) Amendments. Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

       (e) Notices. All notices, request, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or telecopy (with a confirmation copy sent for next day delivery via courier service, such as Federal Express), or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

       If to Henry A. Panasci, Jr.:

             Henry A. Panasci, Jr.
             3000 Howlett Hill Road
             Camillus, NY 13031
             Telephone No.: (315) 673-1682
copy to:

       Jeffrey Bagner
       Fried, Frank, Harris, Shriver & Jacobson
       One New York Plaza
       New York, NY 10004
       Telephone No.: (212) 859-8000
       Telecopy No.: (212) 859-4000

If to David H. Panasci:

       David H. Panasci
       6924 Kassonta Drive
       Jamesville, NY 13078
       Telephone No.: (315) 682-8032

copy to:

       Jeffrey Bagner
       Fried, Frank, Harris, Shriver & Jacobson
       One New York Plaza
       New York, NY 10004
       Telephone No.: (212) 859-8000
       Telecopy No.: (212) 859-4000

       Warren D. Wolfson
       8484 Bubbling Springs Drive
       Baldwinsville, NY 13027
       Telephone No.: (315) 652-9394

If to Purchaser or Sub:

       J.C. Penney Company, Inc.
       6501 Legacy Drive
       Plano, Texas 75024-3698
       Attention: Donald A. McKay
       Telephone No.: (214) 431-1923
       Telecopy No.: (214) 431-1962
      copies to:
             J.C. Penney Company, Inc.
             6501 Legacy Drive
             Plano, Texas 75024-3698
             Attention: Charles R. Lotter
             Telephone No.: (214) 431-1201
             Telecopy No.: (214) 431-1133

             and

             Baker & Botts, L.L.P.
             2001 Ross Avenue
             Dallas, Texas 75201
             Attention: Michael A. Saslaw
             Telephone No.: (214) 953-6865
             Telecopy No.: (214) 953-6503

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

         (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

         (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any convenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

         (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

    (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party herto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

     (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

     (l) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

    (m) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, Purchaser, Sub and the Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

                                           J.C. PENNEY COMPANY, INC.



                                           By:/s/ D.A. McKay
                                              ----------------------------------
                                              Name: D.A. McKay
                                                   -----------------------------
                                              Title: Senior Vice President and
                                                    ----------------------------
                                                         Chief Financial Officer

                                           BETA ACQUISITION CORP.




                                           By:/s/ Robert W. Hannan
                                              ----------------------------------
                                              Name: Robert W. Hannan
                                                   -----------------------------
                                              Title: President
                                                    ----------------------------



                                           /s/ Henry A. Panasci, Jr.
                                           -------------------------------------
                                           Henry A. Panasci, Jr.



                                           /s/ David H. Panasci
                                           -------------------------------------
                                           David H. Panasci

                                  Schedule 1


The Estate of Henry Panasci                     1,117,175

Henry A. Panasci, Jr.                           2,808,962

Henry A. Panasci, Jr., Trustee
under Trust Agreement with
Henry Panasci dated 9/11/69
f/b/o Beth Panasci                                488,451

Henry A. Panasci, Jr., Trustee
under Trust Agreement with
Henry Panasci dated 9/11/69
f/b/o David H. Panasci                            485,426

Henry A. Panasci, Jr., Trustee/*/
under Trust Agreement with
Henry Panasci dated 9/11/69
f/b/o Arlene Panasci                              672,298

David H. Panasci                                  329,545

David H. and Janice L. Panasci,
Joint Tenants                                       4,936



*These shares are covered by Section 8 "Fiduciary Obligations" of the Stockholders Agreement